SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): AUGUST 26, 2003

CAPACITIVE DEIONIZATION TECHNOLGY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

TEXAS	0-28291	86-0867960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13636 Neutron Road, Dallas, TX	75244
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 972-934-1586

NOT APPLICABLE
---------------
(Former Name or Former Address, if Changed Since Last Report)

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ITEM 2. OTHER EVENT OF IMPORTANCE TO SECURITY HOLDERS

On August 25, 2003, the Company issued the following press release:

APPEALS COURT FINDS FOR DEFENDANT, CAPACITIVE DEIONIZATION TECHNOLOGY SYSTEMS, INC.
Monday August 25, 2003, 11:30 A.M., CDT

August 25, 2003 - Dallas, Texas - On the 21st of August, 2003, the Court of Appeals for the State of Arizona, Division One, in the matter of Jack R. Reese and Timothy J. Lapsys, Plaintiffs-Appellants, v. Far West Group, Inc. (now Capacitive Deionization Technology Systems, Inc., pink sheets, CDTN), Defendant-Appellee, has found in favor of defendant Far West Group, Inc. on the basis that the plaintiffs' claims were time barred pursuant to Arizona Revised Statutes.

The Court of Appeals also found that Far West Group, Inc., as the prevailing party, is entitled to certain costs in its appeals process.

The plaintiffs' only remaining appeal process would be to the Arizona Supreme Court.

Three former employees of the Company's former subsidiary, FarWest Pump Co., filed a lawsuit in Maricopa County Superior Court alleging the Company failed to pay them certain wages and provide them with stock options. The former subsidiary of the Company, FarWest Pump, Inc., also entered the lawsuit and asserted various claims against the three former employees and their new employer, Duncan Pump, Inc., including conversion, civil conspiracy, wrongful interference with contractual relationships, and violation of trade secrets.

The ex-employees attempted to recover approximately $250,000 in future wages and, in the aggregate, asked to be awarded stock options permitting the purchase of up to 630,000 shares of stock of the Company at $.25 per share. The employees also had requested that any damages awarded be trebled under Arizona law applicable to the failure of an employer to pay wages.

In late 2000, the Superior Court of Arizona Maricopa County ruled that the Company had no monetary liability to any of the three former employees of FarWest Pump Inc. The court ruled that the stock option claims for one of the three ex-employees be dismissed; however, the claims of the other two ex-employees for 205,000 stock options at $.25 per share would require further investigation.

The three ex-employees appealed the Superior Court's decision on all counts during 2001. The Company vigorously contested the action. In January 2002 the Superior Court of Arizona Maricopa County granted the Company's request for a Summary Judgment on all monetary claims of the three ex-employees and granted summary judgment on the stock option claims for two ex-employees with stock option claims of 550,000. The Plaintiffs' filed a motion to amend the Judgment on behalf of the ex-employees. The Court on April 29, 2002 declined to set oral arguments and therefore, ruled, "It Is Ordered" denying Plaintiffs' Motion to Amend Judgment.

However, the Plaintiff again filed an appeal to review the statue of limitations ruling. The Appeals Court ruling is explained above.

In the first quarter of 2003, the third ex-employee, Jerome Weiss, agreed to a negotiated settlement whereby the Company will issue the ex-employee Rule 144 common stock. The Company completed the transaction, whereby the Rule 144 restriction was removed from the shares. The ex-employee has quarterly limitation on the amount of shares which can be sold.

Reese and Lapsys meanwhile continued their appeal. The Court of Appeals, on August 21, 2003, denied their claims because of the statute of limitations.

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ABOUT CDT SYSTEMS, INC.

CDT Systems, Inc. is the licensee of Lawrence Livermore National Laboratory's patented Capacitive Deionization Technology. CDT Systems develops, manufactures and markets this technology for water purification applications, including brackish water desalination, pure water for power plant and boiler water polishing, ultra pure water for electronic, medical and food production and ground water remediation for industrial and agriculture requirements. CDT can also be used in the removal of nuclear elements.

Contact:
Dallas Talley 972-934-1586

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 26, 2003

CAPACITIVE DEIONIZATION TECHNOLGY SYSTEMS, INC.

By: /s/ Dallas Talley
Name: Dallas Talley Title: Chief Executive Officer